Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Pre-Effective Amendment to the Registration Statement on Form N-1A of Javelin Exchange-Traded Trust and to the use of our report dated June 24, 2009 on the statement of assets and liabilities as of June 24, 2009 of the JETS Dow Jones Islamic Market International Index Fund (“the Fund”), a series of beneficial interest of Javelin Exchange-Traded Trust. Such financial statement appears in the Fund’s Statement of Additional Information.

/s/ BRIGGS, BUNTING & DOUGHERTY, LLP

                                                                 BRIGGS, BUNTING & DOUGHERTY, LLP

Philadelphia, Pennsylvania

June 24, 2009